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                                                                     EXHIBIT 12

                               CONSENT OF COUNSEL

                          AIM VARIABLE INSURANCE FUNDS


                  We hereby consent to the use of our name and to the reference to our firm under the caption "Proposal 1 - Approval of the Agreement to Combine Your Fund and Buying Fund": "Summary - The Reorganization," "Additional Information About the Agreement - Other Terms," "Additional Information About the Agreement - Federal Income Tax Consequences" and "Legal Matters," and under the caption "The Federal Income Tax Consequences of the Redomestication" under the heading "Proposal 5 - Approval of the Plan to Redomesticate Each Series Portofolio of Company as a New Series Portfolio of AIM Variable Insurance Funds" in the combined Proxy Statement/Prospectus for the INVESCO VIF-Growth Fund and INVESCO VIF-High Yield Fund, each a series portfolio of INVESCO Variable Investment Funds, Inc., which are included in Pre-Effective Amendment No. 1 to AIM Variable Insurance Funds' (the "Trust") Registration Statement under the Securities Act of 1933, as amended (No. 33-57340), and Pre-Effective Amendment No. 1 to the Registration Statement under the Investment Company Act of 1940, as amended (No. 811-7452), on Form N-14 of the Trust.




                                      /s/ Ballard Spahr Andrews & Ingersoll, LLP
                                          Ballard Spahr Andrews & Ingersoll, LLP


Philadelphia, Pennsylvania
February 23, 2004